EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NewStar Completes $325 Million CLO

Fifth Balance Sheet Securitization

•	Upsized deal from $300 million to $325 million due to strong investor interest

•	Four classes of notes were issued to fifteen different investors

•	Priced notes at par to yield a weighted average spread of approximately Libor plus 254 bps

•	Achieved an advance rate of approximately 81%, placing approximately $263 million of notes rated AAA/Aaa through Baa2

•	Retained notes rated Ba1 and B2 in addition to equity interests totaling approximately $62 million, or 19% of the capital structure

Boston, MA, December 19, 2012 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that it completed a $325 million term debt securitization known as NewStar Commercial Loan Funding 2012-2. All classes of notes were priced at par and the transaction was upsized from $300 million, reflecting broad participation among institutional investors.

NewStar Commercial Loan Funding 2012-2 is NewStar’s fifth balance sheet securitization since inception and part of a programmatic approach to the company’s funding strategy. The notes offered through this CLO transaction are backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. NewStar placed various classes of notes rated AAA/Aaa through Baa2 totaling approximately $263 million and will retain Ba1 and B2-rated notes in addition to the equity interests, which together represent 19% of the collateral pool, or approximately $62 million.

“Our ability to generate broad investor interest in this transaction underscores the strength of NewStar’s track record and the value of our direct origination platform. The quality of the execution also reinforces our access to the capital markets and ability to expand and diversify our investor base,” said NewStar CEO, Tim Conway. “Wells Fargo Securities did an outstanding job structuring and marketing the deal to drive the best execution.”

“The CLO market continues to provide attractive term financing for our balance sheet and this deal marked another important milestone for us,” said John Frishkopf, head of asset management and treasury at NewStar. “With fifteen different investors across four classes of bonds, we were able to upsize the deal and price all tranches at par to achieve an attractive structure and all-in cost of funds.”

NewStar Financial will serve as manager of the CLO, which has a three-year reinvestment period. The Class A notes are rated by two rating agencies and the Class B – F notes are rated by a single rating agency. All of the notes were priced at par with a weighted average yield of LIBOR plus 2.54%.

Wells Fargo Securities was placement agent and sole book runner.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $30 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, Los Angeles CA, Philadelphia PA, Portland OR, San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558